Exhibit 99.6

March 26, 2026

Kyushu Electric Power Co., Inc.

Decision on Transition to a Holding Company Structure

– Aiming for further growth of the Group –

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Kyushu Electric Power Co., Inc. (the “Company”) has been preparing to transition to a holding company structure with the aim of achieving group management from an overall optimization perspective and autonomous and prompt business operations (as previously announced on October 31, 2025).

At a meeting of the Board of Directors held today, the Company resolved the following matters:

① subject to the approval under special resolution at the 102nd Ordinary General Meeting of Shareholders scheduled to be held on June 25, 2026, to establish Kyuden Holdings Inc. a holding company (hereinafter referred to as the “Holding Company”), on October 1, 2026; and

② to transition to a holding company structure through the transfer of related businesses and the reorganization of Group companies on April 1, 2027.

Accordingly, we hereby announce the above as follows.

1.	Procedures and Schedule for Transitioning to Holding Company Structure

①	Establishment of the Holding Company

On October 1, 2026, the Company will establish the Holding Company as a new company that will become the Company’s sole parent company.

②	Transfer of Related Businesses and Restructuring of Major Business companies

On April 1, 2027, the Company will transfer its hydroelectric power generation business and urban development business to Kyuden Mirai Energy Co., Ltd. and Kyuden Urban Development Inc., a newly established company, respectively.

In addition, on the same date, the Company will reorganize its major operating companies so that they will become subsidiaries directly held by the Holding Company.

2.	Overview of the Holding Company (Planned)

(1) Name	KYUDEN Holdings Inc.
(2) Location	1-82 Watanabe-dori 2-chome, Chuo-ku, Fukuoka City, Fukuoka Prefecture
(3) Title and Name of Representative	Representative Director, President & Chief Executive Officer Masaru Nishiyama
(4) Business Description	Management of Group companies and related businesses
(5) Capital	JPY 237,304,863,699
(6) Date of Establishment	October 1, 2026
(7) Fiscal Year End	March 31

3.	Organization of the Holding Company (Planned)

Reference

Organizational Structure of the Kyushu Electric Power after October 2026 (planned)

General Meeting of Stockholders
Board of Directors
President & Chief Executive Officer
Power Supply Planning & Balance Optimization Division
Hydro Power Division
Thermal Power Division
Nuclear Power Division
Siting Affairs & Communication Division
Construction Arrangement Office
Marketing Division
Civil & Architectural Engineering Division
Information & Communications Division
Digital Transformation Promotion Division
Research Institute
Business Solution Division
District Symbiosis Division
Human Resource Division
Urban Development Business Division
Strategy & Planning Division
Cross Value Creation Office
Corporate Safety Administration Office
International Business Office
Internal Audit Office
Nuclear Power Audit Office
Secretary Office
Branch Office/Tokyo Branch Office
Corporate Auditor
Corporate Audit Office